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Exhibit 99

                                                               PR NEWSWIRE

               NORTH EUROPEAN OIL ROYALTY TRUST ANNOUNCES EARNINGS
             FOR THE FOURTH FISCAL QUARTER & THE TWELVE-MONTH PERIOD

Red Bank, N.J.  November 15, 2006 -- North European Oil Royalty Trust (NYSE-
NRT) reported that royalty revenues for the fourth quarter of its fiscal year ended October 31, 2006 increased by 74.3% from those for the same period last year. All comparisons are to the prior year's equivalent period.

The combination of higher gas prices, higher gas sales and higher average exchange rates under both royalty agreements covering the Oldenburg concession resulted in the increase in royalty income and the proposed distribution. Under the higher royalty rate agreement covering western Oldenburg, average gas prices increased by 36.7%, from 1.5397 Euro cents per kilowatt hour ("Ecents/Kwh") to 2.1046 Ecents/Kwh. Under the lower royalty rate agreement covering the entire Oldenburg concession, average gas prices increased 36.0%, from 1.5874 Ecents/Kwh to 2.1582 Ecents/Kwh. Gas sales for western Oldenburg for the quarter increased 16.2% from 14.72 billion cubic feet ("Bcf") to 17.11 Bcf. Overall Oldenburg gas sales for the quarter increased by 30.6% from 31.59 Bcf to 41.26 Bcf. The combination of the uninterrupted operation of the desulfurization plant during the quarter just ended and the impact of the additional compressor units installed late in fiscal 2005 appear to account for much of the increase in gas sales. Based upon transfers during the quarter, the Euro had an average dollar equivalent value of $1.2677, 4.6% higher than last year's dollar equivalent value of $1.2122. Using their respective average exchange rates to convert German gas prices into familiar terms yields average prices of $7.66 and $7.69 per Mcf under the higher and lower royalty rate agreements, respectively.


                    NORTH EUROPEAN OIL ROYALTY TRUST - (Unaudited)
                    ----------------------------------------------

Quarter Ended                        10/31/06                10/31/05
-------------                      -----------             -----------

German Royalties Received          $ 7,284,973             $ 4,178,412
Net Income                           7,111,192               4,030,630
Net Income Per Unit                   $ 0.77                  $ 0.44


Nine Months Ended                    10/31/06                10/31/05
-----------------                  -----------             -----------

German Royalties Received          $31,079,122             $21,085,039
Net Income                          30,258,944              20,222,814
Net Income Per Unit                   $ 3.29                  $ 2.20



The Trust declared a distribution to owners of 78 cents per unit for the fourth fiscal quarter to be paid on November 29, 2006 to owners of record on November 10, 2006. Net income per unit for the 2006 fiscal year was $3.29 compared to $2.20 for the prior year, an increase of 49.5%.


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For further information contact Robert P. Adelman, Managing Trustee, or
John R. Van Kirk, Managing Director, at (732) 741-4008 or e-mail at neort@aol.com.